EXHIBIT 5.1


                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017

                                  212-450-4000




                                                     March 27, 2002


H.J. Heinz Finance Company
600 Grant Street
Pittsburgh, Pennsylvania, 15219

Ladies and Gentlemen:

     We have acted as special counsel to H. J. Heinz Finance Company, a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 6.625% notes due July 15, 2011, its 6.00% notes due March 15, 2012 and its 6.75% notes due March 15, 2032 (the "New Notes") for any and all of its outstanding 6.625% notes due July 15, 2011, its outstanding 6.00% notes due March 15, 2012 and its outstanding 6.75% notes due (the"Old Notes"). The Old Notes were issued, and it is proposed that the New Notes be issued, under an indenture dated as of July 6, 2001 among the Company,
H. J. Heinz Company as guarantor and Bank One, National Association, as trustee (the "Trustee") (as may be supplemented or amended from time to time, the "Indenture").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing and assuming the due authorization, execution and delivery of the Indenture by the parties thereto, we are of the opinion that the New Notes, when authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the


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H.J. Heinz Finance Company                 2                      March 27, 2002


Exchange Offer and the Indenture, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (iii) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

     We hereby confirm the opinion set forth under the caption "Taxation" in each prospectus that is part of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on March 27, 2002.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the references to us under the caption "Validity of the New Notes" in each prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that Bank One Trust Company, N.A., as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell